Exhibit 99.2

AMENDMENT TO VANTAGE DRILLING COMPANY AMENDED AND RESTATED 2007

LONG-TERM INCENTIVE COMPENSATION PLAN

NOW, THEREFORE, the Restated Plan is hereby amended as follows:

1. By deleting the first sentence of Section 1.3 in its entirety and replacing it with the following:

Subject to the limitations set forth in the Plan, Awards may be made under this Plan for a total of 45,000,000 shares of the Company’s Ordinary Shares; provided, however, that in no event will the number of shares available for issuance under the Plan exceed the number of the Company’s outstanding Ordinary Shares available for issuance at any time and 15,000,000 of the total number of Ordinary Shares available under the Plan shall be available for Awards of Incentive Stock Options.

2. By amending Section 4.1 to add a subsection (h) to such section as follows:

(h) Awards to Eligible Employees. Awards made to Eligible Employees shall vest over a period of three years or longer.

3. By amending Section 8.2 to add a subsection (d) to such section as follows:

(d) Minimum Vesting Period. The minimum vesting period for an Award of Performance Units shall be one year.

Other than as amended herein, the remaining provisions of the Restated Plan shall remain in full force and effect.